Exhibit 99.1

HUTTIG BUILDING PRODUCTS REPORTS HIGHER FIRST QUARTER RESULTS

St. Louis, MO, April 19, 2005 – Huttig Building Products, Inc. (NYSE: HBP), one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work, today reported results for the first quarter ended March 31, 2005.

Net sales increased 16.6%, to $249.4 million versus $213.9 million last year, and net income rose to $5.3 million versus $2.7 million in the prior year quarter. On a per share diluted basis, net income was $0.27, as compared to $0.14 in the year ago period, with income from continuing operations of $0.20 for the current year first quarter, compared with $0.11 last year. The quarter ended March 31, 2005 includes a pre-tax gain of $2.5 million, or $0.07 per diluted share, on the sale of a building and a pre-tax recovery of $0.6 million, or $0.02 per diluted share, from a legal settlement.

“During the first quarter, Huttig achieved better than expected results against our strategic plan, which is based on five key strategies – market expansion; product expansion; facilities expansion; geographic expansion; and investments in human capital. At the beginning of the first quarter, we acquired the operation in Dallas, Texas and in late March, we opened a new branch in Brooklyn Park, Minnesota. We continued to expand our product offerings in our branches and we successfully completed the move to our new facility in central New Hampshire. Also during the first quarter, we completed additional sales training for over 300 of our employees,” said Michael A. Lupo, President and Chief Executive Officer.

In confirming the Company’s 2005 financial goals, Mr. Lupo pointed out the risk factors stated in the Company’s 10-K for the year ended December 31, 2004 and that these goals were based on housing starts of approximately 1.8 million. The previously stated 2005 financial goals are approximately $1.1 billion in net sales and $1.05 to $1.15 in earnings per diluted share from continuing operations, including $0.06 to $0.08 per diluted share from the new Dallas branch and $0.09 per diluted share realized during the first quarter from the gain on sale of a building and the legal settlement noted above.

Analysis of First Quarter 2005 Continuing Operations

Same branch sales increased 7% year over year, with one less selling day compared to last year’s first quarter. On a sales per day basis, same branch sales increased 10%. Southeast sales increased 24% (excluding Dallas) as demand rebounded after last year’s hurricanes, more than offsetting a 4% decline in the Northeast associated with a temporary reduction of demand due to a restricted winter shipping schedule during February and March. Sales in the West increased nearly 11%, despite heavy rains, while sales in the Midwest were flat versus the prior year. Sales to national accounts, a strategically important customer segment, increased 11.8%, to $70.9 million.

The new Dallas branch added $20.1 million in first quarter sales and $2.6 million in operating expenses, generating a small loss resulting from various start up and clean up activities. “Overall, we are satisfied with our progress during the first three months integrating the Dallas operation. We expect to realize the product, customer and expense synergies that will result in a profitable operation in 2005,” commented Mr. Lupo.

Sales increased in all product categories compared to the first quarter of 2004. Millwork increased 16.6%, to $130.6 million; building materials increased 21.8%, to $73.2 million; engineered wood products, a fast growing product category, increased 34.8% to $9.3 million; and other wood products increased 4.0% to $36.3 million. Gross profit increased 13.6%, to $47.5 million, from $41.8 million last year. As a percentage of sales, total gross profit was 19.0% (19.6% excluding Dallas) for the quarter ended March 31, 2005 compared to 19.5% in the prior year. Operating expenses increased 13.6%, to $40.9 million from $36.0 million last year. As a percentage of sales, expenses declined 40 basis points, to 16.4% compared to 16.8%, with current year expenses benefiting from the $0.6 million legal settlement.

Total operating profit for the quarter ended March 31, 2005 was $7.7 million, or 3.1% of net sales, compared with $4.5 million, or 2.1% of net sales, a year ago. The quarter ended March 31, 2005 includes a pre-tax gain of $2.5 million from the sale of a building in New Hampshire that the Company replaced with a larger, leased facility and a $0.6 million recovery from a legal settlement.

Return on equity was 24.1% for the 12 months ended March 31, 2005 compared to 15.9% for the preceding 12 month period. Bank debt net of cash declined 24.9%, to $66.8 million at March 31, 2005, from $89.0 million a year ago. Long term debt to total capitalization improved to 41% from 55%.

Results from discontinued operations reflect the gain on the February 1, 2005 divestiture of the last of the Builder Resource one-step branches, completing Huttig’s strategy to focus exclusively on its core, two-step wholesale distribution business.

Conference Call

Management will hold a conference call to discuss the Company’s results on Wednesday, April 20, 2005, at 11 AM Eastern (10 AM Central) time. To listen to the call, dial 1-888-874-9713 approximately ten minutes prior to the scheduled time. A replay, which will be available starting approximately two hours after the call ends, can be accessed by dialing 1-877-519-4471, and when prompted, using PIN number 5957924.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 45 distribution centers serving 47 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Contact: Thomas McHugh, CFO, Huttig, 314-216-2600 or tmchugh@huttig.com.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended March 31,
	2005	2004
Net sales	$249.4	$213.9

Cost of sales	201.9	172.1
Operating expenses	40.9	36.0
Depreciation and amortization	1.4	1.3
Gain on disposal of capital assets	(2.5)	—

Total costs of sales and operating expenses	241.7	209.4

Operating profit	7.7	4.5

Interest expense, net	(1.1)	(1.1)

Income before income taxes	6.6	3.4
Provision for income taxes	2.7	1.3

Income from continuing operations	3.9	2.1

Income from discontinued operations, net of taxes	1.4	0.6

Net income	$5.3	$2.7

Income from continuing operations per diluted share	$0.20	$0.11
Income from discontinued operations per diluted share	0.07	0.03

Net income per diluted share	$0.27	$0.14

Average diluted shares outstanding (thousands)	20,143	19,583

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	March 31, 2005	December 31, 2004	March 31, 2004
ASSETS
Cash	$1.2	$1.9	$2.4
Trade Accounts Receivable and Inventory	211.8	147.3	182.2
Net Assets Held for Sale	—	7.9	27.1
Property, Plant and Equipment and Other Assets	66.6	57.9	61.0

	$279.6	$215.0	$272.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable	$82.4	$58.9	$80.8
Accrued and Other Liabilities	29.9	30.3	25.6
Bank Debt	68.0	34.8	91.4

	180.3	124.0	197.8

Total Shareholders' Equity	99.3	91.0	74.9

Total Liabilities and Shareholders' Equity	$279.6	$215.0	$272.7

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5.3	$2.7
Adjustments to reconcile net income to cash used in operations (excluding the effect of dispositions):
Net income from discontinued operations	(1.4)	(0.6)
Depreciation & amortization	1.5	1.5
Gain on disposal of capital assets	(2.5)	—
Deferred income taxes	0.6	0.6
Changes in operating assets and liabilities (exclusive of acquisitions):
Trade accounts receivable	(29.2)	(32.6)
Inventories	(24.2)	(16.8)
Trade accounts payable	18.4	15.4
Other	(1.0)	0.7

Net cash used in operating activities of continuing operations	(32.5)	(29.1)
Net cash used in operating activities of discontinued operations	(1.8)	(0.9)

Total cash used in operating activities	(34.3)	(30.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for continuing operations	(0.5)	(0.1)
Acquisition of Texas operations	(15.0)	—
Proceeds from disposition of capital assets	2.4	—
Proceeds from disposition of discontinued operations	10.8	—

Total cash used in investing activities	(2.3)	(0.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(0.3)	(0.4)
Borrowings of debt on revolving debt agreements, net	34.3	27.9
Repayment of term loan	(1.1)	—
Proceeds from exercise of stock options	3.0	—

Total cash from financing activities	35.9	27.5

NET INCREASE (DECREASE) IN CASH	(0.7)	(2.6)
CASH, BEGINNING OF PERIOD	1.9	5.0

CASH, END OF PERIOD	$1.2	$2.4